Exhibit 99.1

EMSC News- For Immediate Release

Contact:                                              Deborah Hileman
(303) 495-1210
Deborah.hileman@emsc.net

EMSC Completes Acquisitions of MedicWest Ambulance in Las Vegas
and Abbott Ambulance in St. Louis

Greenwood Village, CO (July 23, 2007)—Emergency Medical Services Corporation (NYSE: EMS) today announced that it has completed its acquisitions of MedicWest Ambulance, based in North Las Vegas, Nevada, and Abbott Ambulance, Inc., based in St. Louis, Missouri. Emergency Medical Services Corporation had previously announced that it has entered into definitive agreements to purchase the companies.  Both of the acquired companies will continue to operate under their respective brand names.

According to William A. Sanger, EMSC Chairman and CEO, “We are pleased to welcome MedicWest and Abbott Ambulance to the AMR family. Both companies are strong and well-managed operations. These acquisitions will afford MedicWest and Abbott the resources of a national company, combined with local management teams focused on exceptional patient care and service through their respective brands.”

Combined, the acquisitions are expected to contribute annual revenue of approximately $52 million and 147,000 transports.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

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About American Medical Response

American Medical Response Inc. (www.amr.net), America’s leading provider of medical transportation, is locally operated in 36 states and the District of Columbia. More than 18,000 AMR paramedics, EMTs and other professionals transport nearly four million patients nationwide each year in critical, emergency and non-emergency situations. Operating a fleet of approximately 4,400 vehicles, AMR is headquartered in Greenwood Village, CO.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Form 10-K. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

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